Exhibit 99.1

Deckers Outdoor Corporation Reports Second Quarter 2012 Financial Results

Company Announces Additional $200 Million Stock Repurchase Program

GOLETA, Calif.--(BUSINESS WIRE)--July 26, 2012--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the second quarter ended June 30, 2012.

Second Quarter Review

  Net sales increased 13.1% to $174.4 million compared to $154.2 million for the same period last year.
  Gross margin was 42.2% compared to 42.7% for the same period last year.
  Diluted loss per share was $(0.53) compared to $(0.19) for the same period last year.
  UGG® brand sales decreased 0.3% to $107.9 million compared to $108.3 million for the same period last year.
  Teva® brand sales decreased 15.4% to $34.1 million compared to $40.3 million for the same period last year.
  Sanuk® brand sales (acquired on July 1, 2011) were $28.0 million for the second quarter of 2012.
  Domestic sales increased 37.1% to $113.5 million compared to $82.8 million for the same period last year.
  International sales decreased 14.7% to $61.0 million compared to $71.5 million for the same period last year.
  Retail sales increased 25.0% to $25.2 million compared to $20.1 million for the same period last year; same store sales increased 6.8% for the thirteen weeks ending July 1, 2012 compared to the thirteen weeks ending July 3, 2011.
  eCommerce sales increased 40.1% to $8.0 million compared to $5.7 million for the same period last year.

“We experienced better than expected sales trends in several areas of our business during the second quarter,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “Sell-through of the UGG brand in our direct to consumer channel was higher than planned; highlighted by a 43.9% increase in eCommerce sales year over year and a 6.8% same store sales increase. Along with record domestic wholesale sales for the UGG and Teva brands and the addition of the Sanuk brand, we were able to more than offset declines in our European wholesale and distributor divisions and drive overall second quarter sales above our initial projections.”

“With more than half the year behind us, I am pleased with how our organization has navigated through this difficult operating environment,” continued Martinez. “We remain confident about the strength of our brands and their respective long-term growth prospects. This sentiment was underscored by the Board of Directors’ recent decision to authorize a new $200 million stock repurchase program, which comes on top of the $100 million stock repurchase program announced in February 2012 and completed during the second quarter of 2012.”

Division Summary

UGG Brand

UGG brand net sales for the second quarter decreased 0.3% to $107.9 million compared to $108.3 million for the same period last year. Increases in domestic wholesale sales and global direct to consumer sales were offset by lower international wholesale and distributor sales.

Teva Brand

Teva brand net sales for the second quarter decreased 15.4% to $34.1 million compared to $40.3 million for the same period last year. Record domestic wholesale sales and growth in domestic eCommerce sales were offset by a decline in international wholesale and distributor sales.

Sanuk Brand

Sanuk brand net sales were $28.0 million for the second quarter of 2012. The Company’s financial results include the Sanuk operations beginning July 1, 2011, the date that the Company acquired the Sanuk brand.

Other Brands

Combined net sales of the Company’s other brands decreased 21.2% to $4.5 million for the second quarter compared to $5.7 million for the same period last year. Second quarter 2011 results included the Simple® brand, for which distribution ceased at the end of 2011.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 25.0% to $25.2 million for the second quarter compared to $20.1 million for the same period last year. This increase was driven by 21 new stores opened after the second quarter of 2011 and a same store sales increase of 6.8% for the thirteen weeks ending July 1, 2012 compared to the thirteen weeks ending July 3, 2011.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 40.1% to $8.0 million for the second quarter compared to $5.7 million for the same period last year. The sales increase was driven primarily by strong global demand of UGG brand spring styles and the addition of the Sanuk brand.

Balance Sheet

At June 30, 2012, cash and cash equivalents were $114.4 million compared to $325.2 million at June 30, 2011. The decrease in cash and cash equivalents is attributable to $153.5 million of cash payments associated with the Sanuk brand acquisition and $100.0 million of cash payments for stock repurchases.

Inventories at June 30, 2012 increased 64.8% to $346.3 million from $210.0 million at June 30, 2011. By brand, UGG inventory increased $130.1 million to $308.9 million at June 30, 2012, Teva inventory decreased $1.1 million to $21.1 million at June 30, 2012, and the other brands’ inventory decreased $2.0 million to $7.0 million at June 30, 2012. Sanuk brand inventories were $9.3 million at June 30, 2012. The increase in inventory from a year ago is primarily due to the growth of fall 2012 UGG brand inventory which includes the growth of the consumer direct division, carryover product from the 2011 holiday period which is planned to be utilized to fulfill orders during 2012, an increase in product costs, and the addition of the Sanuk brand.

Goodwill and net intangible assets increased to $210.2 million at June 30, 2012 compared to $23.9 million at June 30, 2011, primarily due to the acquisition of the Sanuk brand.

Stock Repurchase Program

During the second quarter of 2012, the Company repurchased approximately 1,475,000 shares of its common stock under its stock repurchase program for a total of $80.0 million. As of June 30, 2012, the Company had completed its $100.0 million stock repurchase program announced in February 2012.

The Company also announced the Board of Directors’ approval to repurchase up to an additional $200 million of the Company’s common stock in the open market or in privately negotiated transactions, in compliance with the Securities and Exchange Commission Rule 10b-18, from time to time, subject to market conditions, applicable legal requirements and other factors. The program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion. The purchases will be funded from available cash and cash equivalents and borrowings under the Company’s credit facility.

Full-Year 2012 Outlook

The Company is reiterating the current full year outlook --

  2012 revenues are expected to increase approximately 14% over 2011 levels and diluted earnings per share to decrease between 9% and 10%.
  UGG brand sales are expected to increase approximately 10% over 2011 levels. Teva brand sales are now expected to be flat to slightly down compared to previous guidance of growth in the low to mid single digit range. Sanuk brand sales are now expected to be approximately $95 million, up from previous guidance of $90 million. Combined sales of other brands are expected to be down approximately 15% to approximately $21 million, driven by the closure of the Simple brand at the end of 2011.
  The guidance is still based on a full year gross margin decline of approximately 250 basis points from 2011 levels and SG&A as a percentage of sales of approximately 30%.
  Given a higher expected mix of domestic pre-tax income, the tax rate is now forecasted to increase to 32%, up from previous guidance of approximately 31%.
  Fiscal 2012 guidance includes $17 million, or $0.30 per diluted share associated with amortization and accretion expenses related to the Sanuk brand acquisition, up from previous guidance of $13 million, or $0.23 per diluted share.

Third and Fourth Quarter Outlook

  The Company currently expects third quarter 2012 revenue to increase approximately 1% and diluted earnings per share to decrease approximately 31% from 2011 levels.
  The Company currently expects fourth quarter 2012 revenue to increase approximately 19% and diluted earnings per share to increase approximately 22% over 2011 levels.

The Company’s conference call to review second quarter 2012 results will be broadcast live over the internet today, Thursday, July 26, 2012 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, and MOZO® are registered trademarks of Deckers Outdoor Corporation.

Forward Looking Statements

This press release contains statements regarding our expectations, beliefs and views about our future financial performance, brand strategies and cost structure which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," “assume,” or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this press release regarding our future financial performance, brand strategies and cost structure are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this press release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the quarter ended June 30, 2012 if material events or circumstances occur between now and the date of our SEC filing. Those risks and uncertainties include, but are not limited to: the recent financial crisis and current global economic uncertainty; the ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; impairment losses on our goodwill, other intangible assets, or tangible assets; the sensitivity of our sales to seasonal and weather conditions; flaws, shortages, or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; the risks of international commerce of manufacturing in China and Vietnam; the risks of conducting business outside the US, including foreign currency and global liquidity risks; the international markets we sell to are subject to compliance with a variety of laws and political and economic risks; risks related to international trade, import regulations, and security procedures, including unexpected costs and other barriers to markets and impact of free trade agreements; our ability to implement our growth strategies, including our ability to successfully integrate newly acquired businesses or convert international distributors to wholesale models; the success of our customers and the risk of losing one or more of our key customers; our ability to protect our intellectual property rights or deter counterfeiting; our dependence on independent manufacturers to maintain a continuous supply of finished goods that meet our quality standards; liquidity and market risks for our cash and cash equivalents; the risk of attracting or retaining key personnel; the interruption of key business processes and supporting information systems; loss of our warehouses; the impact of increases in petroleum and other energy prices, or demand for ocean containers or other means of transportation; we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; and the volatility of our common stock. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which the Company filed with the SEC on February 29, 2012, and under “Risk Factors” in any subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$114,401	263,606
Trade accounts receivable, net	123,182	193,375
Inventories	346,257	253,270
Prepaid expenses	13,397	8,697
Other current assets	54,972	84,540
Income taxes receivable	16,858	-
Deferred tax assets	14,409	14,414
Total current assets	683,476	817,902

Property and equipment, net	103,280	90,257
Goodwill	120,045	120,045
Other intangible assets, net	90,130	94,449
Deferred tax assets	13,360	13,223
Other assets	14,712	10,320

Total assets	$1,025,003	1,146,196

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$191,773	110,853
Accrued payroll	15,224	32,594
Other accrued expenses	38,889	57,744
Income taxes payable	3,851	30,888
Total current liabilities	249,737	232,079

Long-term liabilities	55,142	72,687

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	370	387
Additional paid-in capital	139,141	144,684
Retained earnings	580,360	692,595
Accumulated other comprehensive income (loss)	253	(1,730)
Total Deckers Outdoor Corporation stockholders' equity	720,124	835,936
Noncontrolling interest	-	5,494
Total equity	720,124	841,430

Total liabilities and equity	$1,025,003	1,146,196

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited) (Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$174,436	154,222	$420,742	359,073
Cost of sales	100,857	88,310	233,875	190,683
Gross profit	73,579	65,912	186,867	168,390

Selling, general and administrative expenses	102,287	76,710	203,642	150,993
(Loss) income from operations	(28,708)	(10,798)	(16,775)	17,397

Other income, net	(179)	(43)	(580)	(181)
(Loss) income before income taxes	(28,529)	(10,755)	(16,195)	17,578

Income tax (benefit) expense	(8,390)	(3,227)	(4,091)	5,273
Net (loss) income	(20,139)	(7,528)	(12,104)	12,305

Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on foreign currency hedging	1,090	1,274	22	(1,442)
Foreign currency translation adjustment	1,223	(425)	1,961	(679)
Total other comprehensive income (loss)	2,313	849	1,983	(2,121)
Comprehensive (loss) income	$(17,826)	(6,679)	$(10,121)	10,184

Net (loss) income attributable to:
Deckers Outdoor Corporation	(20,139)	(7,339)	(12,252)	11,839
Noncontrolling interest	-	(189)	148	466
	$(20,139)	(7,528)	$(12,104)	12,305

Comprehensive (loss) income attributable to:
Deckers Outdoor Corporation	(17,826)	(6,490)	(10,269)	9,718
Noncontrolling interest	-	(189)	148	466
	$(17,826)	(6,679)	$(10,121)	10,184

Net (loss) income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$(0.53)	(0.19)	$(0.32)	0.31
Diluted	$(0.53)	(0.19)	$(0.32)	0.30

Weighted-average common shares outstanding:
Basic	37,873	38,670	38,244	38,640
Diluted	37,873	38,670	38,244	39,304

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Brendon Frey, 203-682-8200